From:    DRYCLEAN USA. Inc.
         290 NE 68 Street
         Miami, FL  33138
         Michael Steiner  (305) 754-4551
         Venerando Indelicato  (813) 814-0722

                              FOR IMMEDIATE RELEASE

DRYCLEAN USA, Inc. Announces Year End Results

Board of Directors Increases the Annual Dividend

Miami, FL - September 28, 2004 - DRYCLEAN USA, Inc. (AMEX:DCU) today reported results of operations for the Company's fiscal year ended June 30, 2004.

Net earnings from continuing operations for fiscal 2004 were $536,217 or $.08 per diluted share, on revenues of $14,672,265, compared to net earnings from continuing operations of $546,134 or $.08 per diluted share, on revenues of $14,517,467 for fiscal 2003.

The Company also announced that the Board of Directors declared a $.06 per share annual dividend, an increase of 20% over the fiscal 2003 dividend, payable on November 1, 2004 to shareholders of record on October 15, 2004.

Venerando J. Indelicato, Chief Financial Officer of DRYCLEAN USA, Inc. stated:
"Although earnings in fiscal 2004 were essentially flat, cash flow continued to increase showing the Company's continued financial strength. On this confidence, the Board increased its annual dividend to its shareholders."

DRYCLEAN USA, Inc., through its subsidiaries is one of the nation's leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry, currently consisting of over 400 franchised and license stores in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.

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DRYCLEAN USA, Inc.


                           DRYCLEAN USA, Inc.   (AMEX:DCU)

                  Summary Consolidated Statements of Operations

                                            For the year ended       For the year ended
                                               June 30, 2004           June 30, 2003
                                                -----------             -----------
Revenues                                        $14,672,265             $14,517,467

Earnings from continuing operations                 853,627                 880,223
Provision for income taxes                          317,410                 334,089
                                                -----------             -----------
Net earnings from continuing operations             536,217                 546,134

Net earnings from disposal of
  discontinued operations                            57,659
                                                -----------             -----------
Net earnings                                    $   536,217             $   603,793

Basic and diluted earnings per share:
    Continuing operations                       $       .08             $       .08
    Discontinued operations                                                     .01
    Net earnings                                $       .08             $       .09

Weighted average shares outstanding
     Basic                                        7,009,188               6,996,450
     Diluted                                      7,032,060               6,996,450
